Exhibit 3.1

Certificate of Amendment

of

The Second Amended and Restated

Certificate of Incorporation

of

Novavax, Inc.

May 8, 2019

Novavax, Inc. (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY AS FOLLOWS:

FIRST: This Certificate of Amendment (the “Certificate”) amends the provisions of the Second Amended and Restated Certificate of Incorporation of Novavax, Inc. (the “Certificate of Incorporation”), filed with the Secretary of State of the State of Delaware.

SECOND: The first paragraph of Article Fourth of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“That, effective as of 12:01 a.m., Eastern Time, on May 10, 2019 (the “Effective Time”), every twenty shares of the Corporation’s common stock, $0.01 par value per share (“Common Stock”), issued and outstanding prior to the Effective Time, without further action, will be combined into and automatically become one share of issued and outstanding Common Stock of the Corporation (such reclassification and combination of shares, the “Reverse Stock Split”). The Corporation will not issue fractional shares on account of the Reverse Stock Split; all shares that are held by a stockholder as of the Effective Time shall be aggregated and each fractional share resulting from the Reverse Stock Split shall be entitled to receive an amount in cash equal to the fair market value of such fractional share as of the Effective Time, as determined in good faith by the Board of Directors. The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) six hundred million (600,000,000) shares of Common Stock and (ii) two million (2,000,000) shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”), which may be issued from time to time in one or more series as set forth in Part B of this Article FOURTH.”

THIRD: This Certificate was duly adopted in accordance with Section 242 of the DGCL.

FOURTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed as of the date first set forth above.

NOVAVAX, INC.

By:	/s/ John A. Herrmann III
John A. Herrmann III
Senior Vice President, General Counsel and Corporate Secretary

Signature Page to Novavax Certificate of Amendment to Certificate of Incorporation